EMMET, MARVIN & MARTIN, LLP
                          120 BROADWAY
                    NEW YORK, NEW YORK  10271



                         August 3, 2004



The Bank of New York, as Trustee of
     FT 872
Unit Investment Trust Office
101 Barclay Street, Fl. 20W
New York, New York 10286

Attention:     Mr. Brian C. Aarons
               Vice President


     Re:                     FT 872

Dear Sirs:

     We are acting as special counsel with respect to New York tax matters for the unit investment trust or trusts included in FT 872 (each, a "Trust"), which will be established under certain Standard Terms and Conditions of Trust dated January 23, 1992 and a related Trust Agreement dated as of today (collectively, the "Indenture") among First Trust Portfolios, L.P., as Depositor (the "Depositor"), Securities Evaluation Service, Inc., as Evaluator, First Trust Advisors L.P., as Portfolio Supervisor and The Bank of New York as Trustee (the "Trustee"). Pursuant to the terms of the Indenture, units of fractional undivided interest in the Trust (the "Units") will be issued in the aggregate number set forth in the Indenture.

     We have examined and are familiar with originals or certified copies, or copies otherwise identified to our satisfaction, of such documents as we have deemed necessary or appropriate for the purpose of this opinion. In giving this opinion, we have relied upon the two opinions, each dated today and addressed to the Trustee, of Chapman and Cutler LLP, counsel for the Depositor, with respect to the matters of law set forth therein.

     Based upon the foregoing, we are of the opinion that the Trust will not constitute an association taxable as a corporation under New York law, and accordingly will not be subject to the New York State franchise tax or the New York City general corporation tax.

     We consent to the filing of this opinion as an exhibit to the Registration Statement (No. 333-117429) filed with the
Securities and Exchange Commission with respect to the registration of the sale of the Units and to the references to our name under the captions "Tax Status" and "Legal Opinions" in such Registration Statement and the preliminary prospectus included therein.

                                Very truly yours,



                                EMMET, MARVIN & MARTIN LLP